Exhibit 99.1

LUMBER LIQUIDATORS

BUSINESS UPDATE CONFERENCE CALL SCRIPT

March 12, 2015 @ 10:00 AM ET

Good morning, ladies and gentlemen. Welcome to the Lumber Liquidators business update call. With us today from Lumber Liquidators is Mr. Rob Lynch, President & CEO, and Mr. Dan Terrell, CFO. As a reminder, ladies and gentlemen, this conference is being recorded, and may not be reproduced in whole or in part without permission from the company. I would like to now introduce Ms. Ashleigh McDermott, Director of Financial Reporting for the Company. Please go ahead.

Ashleigh McDermott, Director of Investor Relations

Thank you, Operator. Good morning everyone and thank you for joining us today. Before we begin, let me take a moment to reference the Safe Harbor Provisions of the United States securities laws for forward-looking statements. This conference call may contain forward-looking statements that are subject to significant risks and uncertainties, including the future operating financial performance of Lumber Liquidators. Although Lumber Liquidators believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct.

Important risk factors that could cause actual results to differ materially from those reflected in the forward-looking statements are included in Lumber Liquidators' filings with the SEC. The information contained in the call is accurate only as of the date discussed. Investors should not assume that the statements will remain operative at a later time. Lastly, Lumber Liquidators undertakes no obligation to update any information discussed in this call. Now, I'm pleased to introduce Mr. Rob Lynch, President & CEO of Lumber Liquidators. Rob, please go ahead.

Rob Lynch, President & CEO

Thank you, Ashleigh, and good morning everyone. Thank you for joining us for an update on our business. I really appreciate everyone taking the time – all our customers, investors, employees, and other constituents. Over the past few weeks, we have been evaluating how our company has been affected by recent events, and we now believe we have a good sense of where we are, and we wanted to bring you up to date.

Today we are going to talk about our customers and products, and how we remain passionate about customer service and safety. We are also going to go through our current business, and expectations for the future, which we believe is bright.

Our desire is to provide as much transparency as possible for our investors, customers and employees. To that end, we invite you to send any questions you still have remaining after the conference call via email to ir@lumberliquidators.com. We will compile these questions and address them on our next conference call or in another appropriate format.

As we begin, though, I want to talk for a minute about who we are as a company.

From the beginning, we built this company on a core conviction that customers deserve value, choice and quality. This was a real need in the marketplace and thanks to our leadership team and our amazing employees, we fulfilled that need. As a result, we have now served millions of satisfied customers throughout the country since our founding more than 20 years ago. Our enthusiasm for our customers is unique in this industry, and we are proud that we have driven positive change for our customers.

A core element in achieving this transformation, of course, is our business model. We go directly to the mill. That gives us better quality control and a lower cost which we are happy to pass along to the customer. As customers began to realize the value of what we brought to the market, our business grew. And yet we still have penetrated only a very small portion of the market.

If you have never been to one of our stores, you might not know this, but we really have great relationships with our customers. We don’t just impersonally ring up a sale. We provide smart, thoughtful advice on their projects. We engage the customer before, during…and even after they complete that dream flooring project. We love to be a part of that creative process. It is a very different model than what you find in a big box store. Look, this isn’t selling a cell phone that is going to be outdated in two years. This is a legacy purchase that will pass to children, or even grandchildren. Some of you are in the middle of projects just like this, so you know what I’m talking about. That is the way we think about what we do every day. That’s what gets us up in the morning. So, no surprise, our customers are loyal. They are informed. And they know we won’t let them down.

Let me assure you that all of us at Lumber Liquidators, the 250 employees here at our headquarters to the more than 1,700 across the world, we are absolutely committed to our relationships in the community, and continuous improvement in everything we do. That’s who we are as a company, and that’s who we will always be.

Now, as you know, our commitment and convictions were called into question on a national stage. Our goal today is to reassure our customers and investors that we are indeed the company you can put your faith in, and that you can continue to trust Lumber Liquidators to deliver a safe product to our customers.

As we begin, I would like to thank our customers for the overwhelming support we have received since the first of March. I’ve heard many of your supportive stories, and we are more proud than ever that we have the privilege to serve you.

For those concerned, our number one priority is to reassure you about the safety of our flooring. Although we remain very confident in the safety of our products, we understand how this story caused concern. We grew from a single pick-up truck in Boston to hundreds of stores across America by making beautiful, safe, high quality flooring affordable for everyone. We did that by cutting out the middleman, not by cutting corners. We are here to help you.

This has also been difficult for our employees, our Lumber Liquidators Family. I have never been more proud to be a part of this team.

Our goal is and always will be to help our customers find the beautiful high quality flooring they desire, at the price they deserve.

Our store team, now totaling over 1,350 associates, form bonds within the community and often with our customers over a purchase cycle that averages 100 days. That relationship is of the greatest importance to us. We are incensed that individuals with a financial agenda can orchestrate a campaign against us regarding the safety of our product and cause a portion of our customer base undue concern.

Our customers can be thought of in three categories: those with completed projects, those in the purchase cycle process and those who are likely to be interested in a future flooring project. We are dedicating resources to each, but first a bit more on the profile of our average customer. Our average transaction includes approximately 500 square feet of flooring, and our average laminate transaction uses slightly less square feet than the other projects. As a result, many of our customers have multiple flooring projects over time before the home has the final desired look.

We now serve over 600,000 customers per year, including both new and repeat buyers, and generally, our customers are savvy homeowners who are passionate about their floors. They tend to enjoy understanding the options and merits of each element of the process, from choosing the right flooring solution for their needs through to the final installation. As a homeowner with this passion for knowledge, they tend to want all information available before taking action. Let me share with you all that we are doing to take care of our customers. We are leveraging our existing customer care infrastructure. For our customers with installed floors or purchases awaiting installation, the goal of our customer care center associates has been information, on our controls and testing, on the quality and safety of our laminate products in general and similar questions specific to their purchase. Customers who need additional assurance regarding their purchase then go through a process for further support that we’ll talk about in a minute.

To put the issue in perspective, our call volume, which grew as expected, has been tapering since the broadcast and is normalizing.

In regards to the process, our customer care center, store teams and call center work with each customer to understand their concern and the most efficient route to the information that reassures the customer.

To reassure our customers, we have implemented an air quality testing program at no cost to the customer. The testing is done by an independent third-party lab for an initial screening. The customer is in control of the process, with clear instructions on the test and its results. Unfavorable results will lead to further steps to determine air quality and the source. Our customer care team works with the customer throughout the process.  Currently, less than 1,000 customers who have purchased laminates from China have requested an air quality in-home testing kit. Most people simply want to confirm their trust in Lumber Liquidators’ products and that their air quality is safe.

Once a full analysis of a home’s air quality is completed and if the customer is still not satisfied, we will consider a reinstallation, the cost of which is expected to range from $3,000 to $4,000. As we have said, we are committed to the customer, and we always have been.

Some customers involved in the purchase process have had the same desire for information expressed above, and follow a similar path with customer care. We believe the majority of the customers have continued with their purchase satisfied with the information received, though a number have cancelled orders or returned flooring prior to installation. Order adjustments, including returns, have moderated each of the last 9 days. Laminate products have been the primary driver of the increase over normal volumes of adjustments and returns. Our total net sales in the 9 days following the broadcast are down approximately 7.5% to the same period in 2014, with comparable store net sales down approximately 12.7%. Our open orders remain higher than last year, currently up 12.6% to $45.9 million, and include approximately $5.3 million, or 11.5%, of laminate orders.

Leading up to the broadcast and thereafter, we have been measuring consumer sentiment several times a week. We came into this with extremely positive brand sentiment with only 4% of US households having a negative view of Lumber Liquidators. Since the broadcast, approximately 8% of consumers say they would not consider buying from us at this time.

We have brought in additional resources to assist us in responding, including public relations, investor relations, legal and government relations, as maintaining customer trust within a long term relationship is our most important goal. We will utilize all of our resources to ensure our customer is confident in each aspect of our value proposition.

First and foremost, I want to reassure all of you, all of our customers, and the general public that we are confident that all of our products are safe and none of our products pose significant health or safety issues.

We have a well-established track record of providing a wide range of products to millions of satisfied customers across America, and we would never knowingly put their health or safety at risk. In fact, we have significantly increased our investment in worldwide safety and compliance.

The recent media allegations claim that there are high formaldehyde levels measured in the fiberboard cores of laminate flooring products sourced in China.  We will talk about the problems with the tests later, but because lamination actually helps seal-in the formaldehyde from the core, as 60 Minutes acknowledged, formaldehyde emissions arising from our products are a small fraction of the levels the media has discussed.

In addition, it is important to remember that none of these allegations involve many of our most popular products -- our solid and engineered hardwood, bamboo, cork, vinyl flooring products or laminates that have been sourced outside of China. And we have invested heavily in quality assurance and control globally.

So what is formaldehyde? It is a naturally occurring chemical that is all around you, in the air, in plants and animals, including in humans. It’s also used to enhance the performance characteristics of many building materials and consumer products by making them stronger and more durable – in a way that is safe and cost effective.  We are not the only company using formaldehyde-based adhesives. It is used throughout the wood and building products industry in many applications. Also, it has been effectively regulated by the EPA, FDA, and OSHA for years. This is not a new unknown chemical.

In addition to laminate flooring, household products that may contain and emit formaldehyde include: carpeting, composite wood cabinets and furniture, laminated countertops, paints, permanent-press clothing, cleaners, shampoos, nail polish and other cosmetics, even finger paints.

Unlike many industrial chemicals, formaldehyde also breaks down and dissipates, it does not accumulate in the body or the environment, and is broken down in the presence of sunlight.

I wanted to provide some context about formaldehyde in the environment, referencing the governmental agencies that regulate it. In terms of formaldehyde in the air, typical outdoor air levels in urban areas range up to 20 parts per billion.

The EPA in its recent formaldehyde risk assessment described normal indoor air as ranging from 20 to about 100 parts per billion. Permissible occupational exposure limits, which is what would govern a workplace under OSHA, are a multiple of that.

Formaldehyde contributions from our laminate flooring products represent a tiny percentage of background and of maximum acceptable levels, they do not come close to either even when they are brand new and, as I will soon discuss, formaldehyde emission levels decline following installation.

Working with Exponent, an international environmental, health and safety consulting firm, we performed statistical modeling on our laminate floors using the testing from finished products that we took from the shelves of our stores.

For the typical consumer installation, the model indicates that our laminate would add about 5 parts per billion of formaldehyde to indoor air when it is installed.

Within a year after installation of the laminate flooring, that level would drop by more than half, to about 2 parts per billion

And it would continue dropping after that to less than 1 part per billion within 5 to ten years, this is significant and all of these levels are well below the levels that health experts would be concerned about.

So the statistical modeling confirms what I said a few minutes ago:  whether brand new or as the product wears, formaldehyde emission levels from our laminated flooring typically will be only a tiny percentage of the maximum acceptable thresholds.

For comparative purposes, I thought it would be worthwhile to demonstrate the emission rates of certain household products and building materials relative to our floors.

Now, I’m going to discuss the regulatory environment. There is one major point you should take away: we are confident that our product is safe. Let’s take a look at what’s causing the confusion here.

The first issue is CARB compliance and what that means. CARB testing is focused on the composite wood core that is part of the construction of the laminate flooring. It is not a measure of how the product is used in the home.

The second issue is finished goods testing and what that means. Finished goods testing is intended to determine how the product acts when it is used in the home.

The distinction between the testing protocols is critical. Because sensationalized reports provide little context, customers are understandably concerned. What matters for our customers and our brand is whether these products contribute any significant formaldehyde to the air in their homes. They do not. We are confident that our flooring is safe and we intend to see that it stays that way.

As I said, the whole point of the CARB regulatory process is to set emissions standards for formaldehyde for composite wood products – and not to regulate how the finished product will act in the home. In 2008, CARB enacted a measure that limits formaldehyde emissions from composite wood products, including medium density fiberboard, which is often referred to as MDF. MDF is used in Lumber Liquidators’ laminated flooring products, but it is also used in many other types of products, such as cabinets, countertops and furniture.

CARB only regulates products sold in California. It does not apply in other states. And California is the only state with formaldehyde emission standards applicable to composite wood products. So, what are the emission standards? For our purposes, the MDF cores must test at or below 0.11 parts per million, or 0.13 parts per million if the core is “thin MDF” using an approved CARB test method.

Even though CARB standards are applicable in California only, the EPA is currently in the process of drafting federal standards. The agency has drafted proposed national emission standards for composite wood products that are similar to the CARB standard, but they are not yet final.

So, what is CARB certification? It starts at the manufacturing level. Manufacturers of fiberboard cores must receive a certification from a CARB-approved body, known as a “Third Party Certifier”—that they meet CARB’s requirements.

A “Third Party Certifier” is an entity approved by CARB that verifies the accuracy of the manufacturer’s emission test procedures and facilities. It monitors manufacturer quality assurance programs. And it provides independent audits and inspections.

Third-party certification is at the heart of the CARB regulation. And the rigorous certification process shows why: As a condition of their certification, manufacturers must have significant quality assurance protocols and procedures in place to make sure their fiberboard cores comply with the CARB standards.  They have to have their own testing facility inspected and approved by the certifier, and the fiberboard cores are subject to randomly selected testing, multiple times a year, as determined by the Third Party Certifier. Manufacturers are also required to conduct small-scale quality tests once per 8 or 12 hour shift for each production line, unless the Third Party Certifier permits testing once every 48 hours based on demonstrated long term compliance.

That’s manufacturing. Let’s now turn to the requirements imposed by CARB on importers and retailers selling into California. A retailer or importer, such as Lumber Liquidators, must, among other things, meet the following requirements: First, they must only sell products that comply with the CARB emission standards. Second, they must maintain records showing the date of purchase and supplier of the product, and document the precautions taken to ensure the products comply with the emission standards. Lastly, they must take “Reasonable Prudent Precautions” to ensure suppliers conform to CARB requirements. This includes communicating the requirement for suppliers to comply with the CARB regulations and obtaining written documentation that this is happening.

We believe that we do more than just take “reasonable prudent precautions” to comply with CARB. Let me walk you through the process.

To begin with, each supplier is subject to our multi-step certification and compliance review process. Our suppliers are either themselves certified under California regulations or represent that they source their composite wood raw materials from TPC-certified manufacturers. Suppliers must provide evidence of CARB certification of the core manufacturer before they will even be considered as a vendor. As part of our compliance efforts, we regularly review the CARB website to confirm the certification of the applicable core manufacturer.

Our contracts with suppliers require them to adhere to applicable CARB regulations. Further, on each commercial invoice from our laminate suppliers, the supplier represents that the delivered product is CARB compliant.

But that’s not all. We make announced and unannounced visits to our mills to conduct inspections and to select samples of both cores and finished product for testing.

Composite wood cores are tested according to CARB test procedures as a monitoring activity. As an added safety measure, we also test finished goods as sold using standard ASTM test methods. As there currently are no finished goods emissions standards, test results are compared to the CARB phase 2 emissions limits applicable to the composite wood core contained in the finished good.

Let me take a minute to describe our testing protocols in greater detail because we believe it is important and has been misunderstood by many.

First, there is testing at the manufacturing level.  As I explained a few minutes ago, this is the fiberboard core testing performed by the manufacturer during regular production and the third-party certifier as part of the certification process.  This is the minimum testing required by the CARB regulation.

We have added a second level of testing. In addition to the required fiberboard core testing of the manufacturers, we randomly select samples of the cores to be used by our suppliers in our products and then replicate the exact CARB core testing, using independent labs.

We have also added a third level of testing.  We randomly select a sample of the finished product as it is packaged for sale. We then use the same ASTM emission test used for core testing, and again, use independent labs. As noted earlier, the CARB standards apply to the core – so the question here is “Why do you test the finished product using the test for the cores?” We do this extra test as further diligence and to evaluate how the product will perform when actually used by our customers.

Now, if any product does not pass any of our tests:  We reject the goods by lot and/or shipment as applicable.  We notify the supplier.  We initiate additional compliance review activities to confirm ongoing supplier compliance.  As warranted, the supplier will be required to successfully implement further corrective or preventive actions before shipments can resume.

To provide better context, it is helpful to know how laminate flooring is constructed. We have included a diagram to show where testing fits into our fabrication process.

Generally, there are five components of a laminate floor board. From top to bottom, it includes a transparent protective wear layer, a decorative layer, the MDF core, the melamine balancing layer, and an optional foam underlayment.

The first two types of testing in our process are applied only to the MDF core. As we have discussed, this is the only part of the product that CARB regulates. The core is tested as part of the third party certification process and as part of our heightened compliance standards.

After this testing, the core is used to make the flooring products. The melamine balancing layer is first added by way of a heated press. Next, the decorative layer and protective layer are also added using a heated press. Finally, the finished product is made by profiling the edges and by adding the underlayment. It is at this final stage that Lumber Liquidators, using independent labs, test the finished product. And CARB and others have indicated that the laminating process can help to further reduce emissions.

Lumber Liquidators is proud of the detailed safety protocols we follow, which we believe go beyond what CARB requires. Let me explain the extra steps we take.

First, CARB regulates products sold in California, but we require all of our suppliers to comply with CARB standards regardless of what state or country the product is being sold in.

Second, Lumber Liquidators is one of the only flooring retailers that we know of to invest in, install, and operate a lab with emission-testing capabilities. This is a state of the art facility. It includes two temperature and humidity controlled conditioning rooms, and two formaldehyde emission chambers that mirror the capabilities of CARB and other state of the art emission testing facilities. The type of chambers, ASTM International D6007, correlate to a CARB-approved Third Party Certifier.

Third, we test products as they are actually used in a consumer’s home—in their finished state. CARB considers the emissions of the core MDF, but we do this testing to make sure that the entire product is also safe.

Fourth, we perform supplier site audits. This means that we show up at our suppliers’ facilities on an announced and unannounced basis, and perform our own testing to make sure the cores are compliant. CARB doesn’t require this, but we do it anyway.

Lastly, we perform quarterly invoice and supplier document reviews to verify CARB compliance. During these reviews we look at the documentation from our suppliers and verify that CARB’s standards are being met.

These are all extra steps we take to make sure our products are safe. We view CARB’s requirements as just the first step in our own safety protocols.

As I have mentioned, the laminating process, also known as fabrication, can help to further reduce the formaldehyde emissions of the finished good as it is intended for use. However, as this process is done under extreme heat, pressure, and other factors, the underlying MDF core is fundamentally altered as a result. Process variables such as temperate, pressure, the types of resins used to adhere the facings to the MDF core, and a host of other process treatments can materially impact both the physical properties and the formaldehyde emissions of the underlying composite wood core. These changes result in an MDF core that is fundamentally different from the original panel that was certified to meet CARB standards.

As we start to discuss the topic of deconstructive testing (the test that 60 Minutes used), I want to read from an Federal Wood Industries Coalition release from yesterday. “Some laminated flooring recently has been the subject of “deconstructive testing”, the mechanical removal of the outer laminates and finishes by planers or sanders to expose the substrate. This type of testing is not required by CARB to demonstrate compliance. CARB has used this approach as a “rough” screening method, but the procedure is not part of the regulation nor has it been adopted by ASTM or other consensus standards bodies. The deconstructive method is “rough” because the process can fundamentally change the emission properties of the panel substrate. It should only be used by professionals who understand its use and limitations.”

When CARB finalized its regulation, it told the stakeholders that it was going to try to figure out a way to determine whether finished goods sold in California were CARB compliant. Their first attempt to do that was through their Standard Operating Procedure, or “SOP,” in October 2013. The SOP described how to prepare a finished good by deconstruction, or ripping it apart, for formaldehyde emission testing. But one important thing to understand about this document is that it does not discuss how to interpret the results. In other words, we don’t know how the emissions levels from deconstructed testing translate to the emissions levels for the raw core material. CARB has “deconstructed” our products in routine inspections, as well as we believe others in the industry, in order to try to determine if the core materials complied. In CARB’s preliminary findings, some of our samples they deconstructed and tested (due to the variability of the test) exceeded the limits for raw cores. We have been engaged with CARB over many months, provided them with additional information and, like others in the industry, have expressed our concerns on the validity and applicability of the deconstructive testing method. CARB has indicated to us that no one in the industry is expected to conduct deconstructive testing for compliance purposes and we know of no further action that has been taken by CARB with respect to our products or the suppliers and manufacturers that provided these products to us.

Deconstructive testing is controversial for many reasons. Several industry groups have outlined specific problems with the testing process, and you can find links to their statements on our website. At this time let me give you some additional insight on the controversy. First, it does not measure a product the way it is actually used in a home. The procedure attempts to remove the outer protective layers in order to reach the regulated core. Recall that CARB’s emission standards relate to the raw core. Also, the process of removing these outer layers – including the glues and resins that hold the product together -- is problematic because it alters the core’s integrity and structure. As you remove the surface of the fiberboard it becomes less dense. So, deconstruction exposes the less dense areas of the core, which promotes formaldehyde release because the higher density areas, which act as barriers, have been stripped away.

Another problem is that it is impossible to remove the glues and resins, some of which include formaldehyde. This formaldehyde, which was not part of the original regulated core, can be absorbed by the original core and then be released as a part of the deconstructed core.

The testing method also has not been validated by independent accreditation bodies. And, as I mentioned in discussing the SOP, there is no established standard for evaluating the results. In fact, CARB released a study that compared emissions between finished products, raw platforms, and deconstructed products and found wide variability in the results. In short, there are many questions that need to be debated and addressed.

Another important thing to know about deconstructive testing is that CARB’s regulation, the Airborne Toxic Control Measure, does not require it. The regulation’s emissions standards apply to the raw core. And deconstructive testing has not been approved as an official enforcement procedure. EPA’s proposed regulation also does not call for deconstructive testing.

So what does all this mean? We believe CARB, as it should, is regularly looking at the entire industry, up and down the supply chain, to ensure compliance. We know they are using deconstructive testing as part of this process, but they have indicated that they do not expect the industry to use this testing method. We know that testing is done on our certified manufacturer’s regulated core product on every 8-12 hour shift or at least every 48 hours. We know that we engage third parties to conduct random testing on our regulated core products and on the finished goods we receive. We know that when we find issues, we address them. We know that tests on some deconstructed samples have had elevated levels, but we believe that the results of deconstructive tests have little or no bearing on the safety of the finished product. And, most importantly, we believe that we take more than “reasonable prudent precautions” to comply with CARB and that we take significant steps to assure quality in the overseas facilities and the safety of those products.

Now the issue of formaldehyde in our laminated products sourced in China has also come up in the context of a Proposition 65 claim. Proposition 65 is a well-known ballot initiative in California that gives private citizens the right to sue businesses for failing to provide warnings regarding trace exposures to certain chemicals, including known formaldehyde.

The lawsuit was filed against us by Global Community Monitor and Sunshine Park, LLC who admit that they are “affiliated” with funds that have “substantial short exposure” to our stock.

The plaintiffs allege that our products expose consumers to formaldehyde and are unlawfully sold without a California Proposition 65 warning.  We believe these claims lack merit for at least two important reasons.  First, we have provided standard Prop. 65 warnings on every California invoice for several years.  Second, any formaldehyde exposures from our flooring are well below the California warning threshold.  Notably, the Plaintiffs are using deconstructive testing results in an effort to support their claims even though Proposition 65 is intended to reflect how a product would actually be used and – as we have discussed – deconstructive testing does not test the product in the condition as the product is actually used.

As you may be aware, we have filed a counterclaim against the plaintiffs asserting a number of actions.

This next slide sums up the various existing and proposed requirements set forth by CARB, Prop 65, and EPA. The green circles show the requirements in the existing regulations. The yellow circles show the requirements in the proposed draft regulations. And the red circles show what is not a current requirement or a proposed requirement.

As you can see, there is quite a bit of variation between the three regulations, between the current and proposed requirements, and between the requirements for manufacturers and retailers. Prop 65 is the only regulation that has a threshold related to emissions from finished products, above which a consumer warning is required. It is also the only regulation to address the product as it is actually used in consumers’ homes. Both CARB and EPA are in the process of finalizing their regulations and have not decided the “finished product” issue. The takeaway is that all of this is still in flux. But it’s also important to note that none of the regulations, in either their final or draft state, include deconstructive testing requirements.

I would now like to turn the call over to Dan for a more detailed business update.

Dan Terrell, CFO

Thank you Rob and good morning everyone. I will provide some details around our sourcing, sales mix and current trends, but first I would like to take a step back and look at the growth of the Company since 2007, achieved through a combination of store base expansion and sales increases at comparable stores. Since our initial public offering in November 2007, we have been able to grow in a highly-fragmented market by offering the customer values that previously had been absorbed in multi-step distribution, the resale of branded products or the lack of scale. Our:

•	singular focus on wood flooring products,
•	development of our own proprietary products,
•	unique store model and customer experience,
•	direct to the mill sourcing,
•	willingness to aggressively market our value proposition,
•	and achievement of a national footprint

have all provided financial flexibility not seen in our industry. This has allowed our sales to grow at a compound annual growth rate of 14.5% since 2007, and 14% since 2009.

We have expanded our operating margin since 2009 at a compound annual growth rate of 19%, though quite choppy in both 2010 and 2011 due to our SAP implementation in August 2010. I will not revisit that event here, but for those interested, it is well covered in our 2011 10-K, including the 6-month breakouts. As Rob and I have indicated in the past, we believe there is significant opportunity for continued growth in our operations and future operating margin expansion from these levels, and as a result, operating income is our management team’s key performance metric each year.

Through 2014, we have been building an infrastructure under a maturing company, while maintaining a strong advertising spend. As a result, we have had little leverage within our aggregate SG&A expenses over the years and expansion of gross margin has been the primary driver of our operating margin expansion. We have had many drivers of gross margin expansion since 2010, when our net sales were $620 million and our gross margin was 34.8%. In fact, gross margin has expanded 510 basis points through 2014, and has included numerous strategic initiatives including the acquisition of certain assets of Sequoia Floorings in September 2011. As many of you know, the operations we acquired from Sequoia, including quality control and assurance, product development and logistics, were services Sequoia only provided to Lumber Liquidators. With this acquisition, we began a multi-year investment in quality control and assurance that continues today.

Additionally, eliminating all middlemen in our sourcing has allowed us to capture the benefits that previously had been the middleman’s profit margin and develop a direct relationship with the mill that can yield even greater benefits over multiple years. We have outlined the many benefits that have come with our “sourcing initiatives”, and as many of you know, lower product costs due to competitive bidding is but one.

In fact, the primary driver of our gross margin expansion since 2010 has been successful expansion and marketing of our assortment, including sales mix shifts to both premium products and the attachment of moldings and accessories. In addition, our “Best People” initiative which began in 2011, has featured training, product expertise and retail sales concepts that we believe have led to a better experience for the customer, shifts in our sales mix and gross margin expansion.

Our assortment of wood flooring products is extensive, with solid and engineered hardwoods representing 43% of our 2014 net sales, followed by a balance of “laminates”, “bamboo, vinyl and cork”, and “moldings & accessories”. Bellawood is our flagship brand, and we now offer it in solid hardwood, engineered hardwood and bamboo. As I mentioned earlier, all of our flooring is sold under 18 proprietary brands and we offer up to 400 flooring varieties. We have invested significantly in the marketing of our product brands and the Lumber Liquidators name, and we plan to continue that approach in the future.

We source directly from mills all over the world, with the primary drivers of the sourcing country being:

•	the availability of the raw wood, basically where it is grown natively,
•	the capacity to consistently produce quality products to our scale and at a great value,
•	transportation costs and transit times, and finally,
•	our own mix of sales and changes in that mix.

Also, though our purchase orders are generally denominated in US dollars, periodically currency shifts will be significant enough to influence the mill’s cost and therefore, the cost they offer to us. We are in one of those times now with the dollar significantly strengthening against the Euro and Canadian dollar.

With our significant scale of annual square footage sold, we first seek a core group of mills with whom we build long-term relationships, and our top 20 suppliers in 2014 were approximately 62% of our supply purchases. Second, we seek diversity of product and a degree of redundancy, and as a result, we purchase from a total of approximately 130 mills, with no mill representing more than approximately 7% of our supply purchases.

In 2014, we purchased 49% of our merchandise from North America, 40% from Asia, primarily China, 6% from South America and 5% from Europe and Australia. With our 2014 experiences now behind us, we expect to further diversify internationally and/or increase North American sourcing to ensure consistent product availability.

As a manufactured product not requiring a native species, laminates are produced all over the world. In 2011, the year we acquired Sequoia, laminates were 23% of our net sales, and we sourced almost 70% of that volume from China, with the remainder coming from the US. By 2014, laminates represented 19% of our net sales, and we sourced 52% from China, 28% from the United States and 20% from Europe.

Since laminates are a manufactured product, the style and look of the paper is the primary consideration of how the product may fit in our assortment. If we decide to add the product, we then consider the primary components of cost, which include:

•	The cost and quality of the raw materials, which includes the cost of owning the image and the paper as well as the fiberboard core;
•	The labor costs of construction and profiling, which can vary by mill based on equipment modernization and manufacturing technology;
•	Our ability for long-term forecasting with the mill,
•	The packaging and transportation costs, and finally
•	The impact of currency and the terms of payment.

We currently believe that, using China as a base of all aggregate costs against a reasonable volume of products, producing those same products in Europe would currently represent a net increase of 2% to 4% and producing those same products in the United States would represent a net increase of 8% to 15%.

Turning to our current sales trends, our net sales for the first two months of 2015 totaled $170.6 million and represented an increase of 18.7% over the same period in 2014. During that two-month period, comparable store net sales were up 9.6%, driven by a 15.7% increase in the number of customers invoiced and partially offset by a 6.1% decrease in the average sale. Our open orders at February 28th were 37.3% higher than the balance at February 28, 2014.

Over the first 9 days following the broadcast on Sunday evening, March 1st:

•	Net sales of $21.4 million represented a 7.5% decrease in comparison to the same 9 calendar days of 2014, with net sales at comparable stores down 12.7%. The decrease at comparable stores has been a result of a 10.4% decrease in the number of customers invoiced and a 2.3% decrease in average sale.

•	Within our sales mix, total laminate sales were 21.2% through February 2015, up from 19.9% for the first two months of 2014. Over the 9 days since the broadcast, total laminate sales have fallen to 16.4% of net sales, a decrease of 480 basis points in comparison to the prior year 9-day calendar period.

•	The sales mix of laminates made in China were 14.2% of our sales in first two months of 2015, and in the 9 days since the broadcast have decreased 570 basis points to represent 8.5% of our total sales.

As a reminder: Our average sale is a large, discretionary transaction with a purchase cycle that can be 100 days long. As a result, it is very difficult to extrapolate trends measured over a 9 day period to longer periods of time. It is even more difficult while experiencing significant volatility.

If the 7.5% decrease we have seen in the nine days following the broadcast holds for the remainder of March, our net sales for the month of March will total $95 million and our first quarter 2015 net sales will total $265.6 million.

If the 7.5% decrease we have seen in the nine days following the broadcast weakens to a decrease of 23.5% for the remainder of March, our net sales for the month of March will be $83 million, a decrease of 19.1% to March 2014, and our first quarter 2015 net sales will total $253.6 million.

As a note, we intend to issue a press release to provide an update on our actual net sales for the first quarter on Thursday, April 2nd.

During our earnings call and business update on February 25th, I had called out a number of items that would impact the first quarter gross margin. At that time, we believed the items noted would reduce the gross margin in the first quarter of 2015 to approximately 38.5%. We now believe changes in our March sales, sales mix and average selling price is likely to reduce the first quarter gross margin by up to an additional 150 basis points to a low of approximately 37.0%. As with net sales, it is very difficult to extrapolate a small number of days to a longer period of time.

Also, we continue to expect $1.5 million of incremental transportation costs in conjunction with the transition and consolidation of our east coast distribution center in the first quarter, as we had previously disclosed. We also continue to expect $1.2 million of incremental SG&A expenses in the first quarter related to this transition, including payroll, occupancy and other expenses.

We now expect total first quarter 2015 SG&A expenses to increase 9% to 10% over the first quarter of 2014, including approximately $5.3 million of legal and professional fees, up from $3.9 million in the first quarter of 2014. We estimate approximately $1.8 million of those 2015 fees are related to professional services rendered as a result of the broadcast.

We expect to end the first quarter with approximately $278 million of inventory available for sale, or approximately $780,000 per store, with laminates sourced from China representing approximately $25 million of that total.

Using the net sales for the month of March ranging from $83 million to $95 million as I previously outlined, we expect cash on the balance sheet at March 31, 2015 to range from $10 million to $20 million. We expect to have no borrowings under our revolving credit facility, and $47 million available to draw, which is net of approximately $3.0 million in letters of credit outstanding as a result of our east coast distribution center construction.

Though we are unable to currently forecast full year 2015 net sales or profitability, we have reviewed our cash flow sensitivity for the nine months ended December 31, 2015 and we believe our cash flow from operations, together with existing liquidity sources, will be sufficient to fund our operations and anticipated capital expenditures for the foreseeable future.

As a part of this analysis, we reviewed a level of sales where existing cash and cash flow from operations, less capital expenditures, would reduce available cash to zero. We used a conservative set of assumptions, including gross margin falling to as low as 37%, and advertising expenses increasing to as high as 10% of net sales. Again, this is not our estimate of the 2015 values, only what we believe are conservative values for this analysis.

We also used our planned structure for the majority of expenses including such key items as payroll, occupancy, and legal and professional fees before we were aware of the broadcast. We assumed our plans would not change based on current trends. Obviously, over a period of time, the business structure can be changed to align with the top line, but for this analysis, holding the values constant is conservative.

Using our conservative estimate of cash on hand at March 31st, reasonable inventory levels and the low end of our capital expenditures outlook, we believe net sales would have to fall 27.0% below 2014, before we would seek liquidity from either our revolving facility or our asset base. As a further reference, this sales level would be 24.0% below 2013, and even 6.4% below 2012.

Though our trends are only over a short 9-day period of time and therefore subject to change, we do not currently see evidence that would indicate a sustained drop in net sales as severe as 27% below 2014.

Until we gain further clarity surrounding this event, we are unable to provide an outlook for full year 2015 net sales, gross margin or earnings per share. As I mentioned, we intend to update our net sales through the end of the first quarter on Thursday, April 2nd. At that time or on our first quarter earnings call, currently planned for late April, we will update you on volatility and any demand trends we believe can be meaningfully extrapolated over longer periods of time.

At this time, I can provide an update on certain plans for 2015 operations. We had previously announced our plan to open 30 to 35 new stores in 2015. We have prepared plans to expand that range to 25 to 35 based on business conditions. In addition, we are widening the range of our remodeling plan to 10 to 20 existing stores from 15 to 20, either in place or through relocation within the primary trade area. We are continuing the rollout of installation services where we provide services to a total of 150 stores by year end. No change from our announced plans last month. We continue to expect capital expenditures between $20 million and $30 million for the year 2015. I’ll now turn the call back over to Rob for his closing remark

Rob Lynch, President & CEO

Thanks, Dan. As we wrap up this call, I want to thank everyone for their time and attention today. To our customers: our commitment to you and our value proposition have never been stronger. Quality has always been and remains a cornerstone of our value proposition. To our more than 2,000 associates working in 46 states, in China and in Canada, I thank you for your resolve and pulling together to serve our customers. Be confident that we will use all of our resources to maintain and capture market share. We will aggressively utilize all aspects of our marketing including advertising, pricing, merchandising and promotion to support our value proposition. This will give us the opportunity to engage consumers on each component of our value proposition, including quality.

Looking forward, we will further diversify our assortment of laminates to ensure every customer has a complete, assortment of styles, colors, construction and country of origin that they desire. We will continue to expand our store base and look forward to leveraging our significant infrastructure investments for long term success. We are now going to bring this update to a close. As I said in the beginning, our desire is to provide as much transparency as possible for our investors, customers and employees. To that end, we invite you to send any questions you still have via email to ir@lumberliquidators.com. We will compile these questions and address them on our next conference call or in another appropriate format. We will endure in our mission, and our customers, shareholders, and employees will all benefit from our labors. Thank you again for spending time with us today. We look forward to updating you as we continue to build a great business for our shareholders and our customers.